EXHIBIT 99.2
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                                    FOOTNOTE

(1) Jeffrey L. Gendell ("Mr. Gendell") is the managing member of Tontine Capital Overseas GP, L.L.C. ("TCO"), a Delaware limited liability company, the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership ("TMF"). Mr. Gendell is the managing member of Tontine Capital Management, L.L.C. ("TCM"), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership ("TCP"). Mr. Gendell is the managing member of Tontine Management, L.L.C. ("TM"), a Delaware limited liability company, the general partner of Tontine Partners, L.P., a Delaware limited partnership ("TP"). Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company ("TOA"), the investment adviser to Tontine Overseas Fund, Ltd., a Cayman Islands corporation ("TOF"). Mr. Gendell directly owns 7,916 shares of Common Stock. TMF directly owns 58,072 shares of Common Stock. TCP directly owns 3,023,691 shares of Common Stock. TP directly owns 1,945,992 shares of Common Stock. TOF directly owns 52,414 shares of Common Stock. All of the foregoing shares of Common Stock may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Issuer's securities reported herein for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell's pro rata interest in, and interest in the profits of, TCO, TMF, TCM, TCP, TP, TM, TOA and TOF.